EXHIBIT 99.1

The Chemours Company Reports Fourth Quarter and Full Year 2018 Results

Full Year 2018 Highlights

•	Net Sales of $6.6 billion, up 7%
•	Net Income of $995 million, up 33%, with EPS of $5.45, up 39%
•	Adjusted Net Income of $1.0 billion, up 42%, with Adjusted EPS of $5.67, up 48%
•	Adjusted EBITDA of $1.7 billion, up 22%
•	Returned over $790 million to shareholders through share repurchases and dividends

Fourth Quarter 2018 Highlights

•	Net Sales of $1.5 billion
•	Net Income of $142 million with EPS of $0.81
•	Adjusted Net Income of $185 million, with Adjusted EPS of $1.05
•	Adjusted EBITDA of $341 million

Other Highlights

•	Announced 2019 outlook for Adjusted EBITDA, Adjusted EPS, Capital Expenditures, and Free Cash Flow
•	Increased existing share repurchase authorization to $1 billion from $750 million

Wilmington, Del., February 14, 2019 – The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in fluoroproducts, chemical solutions and titanium technologies, today announced its financial results for the fourth quarter and full-year 2018.

“Our results for the fourth quarter and full year 2018 reflect the strength of the full Chemours portfolio and the disciplined execution of our strategy,” said President and CEO Mark Vergnano. “I am proud of everything we have achieved together in our third full year as Chemours, and the momentum we have created across all of our businesses. Each segment contributed to overall company growth, and laid the foundation for our capital allocation plan through which we returned nearly $800 million to shareholders in 2018.”

Full-year 2018 net sales were $6.6 billion, a 7 percent increase from $6.2 billion in 2017, reflecting higher prices across all segments. Volume was a 1 percent headwind year-over-year, a result of lower Ti-Pure™ titanium dioxide volume, partially offset by Fluoroproducts volume growth. Currency was a modest 1 percent benefit on a year-over-year basis. Full-year 2018 net income increased $249 million to $995 million in comparison to net income of $746 million in the prior year. Diluted earnings per share for 2018 was $5.45, compared to $3.91 per diluted share in 2017. Adjusted EBITDA for 2018 was $1.7 billion, a 22 percent increase compared to $1.4 billion in 2017.

Fourth quarter 2018 net sales were $1.5 billion in comparison to $1.6 billion in the record, prior year quarter. Results were driven primarily by lower volume in Titanium Technologies, resulting in a 10 percent impact to revenue, partially offset by a 4 percent increase in global average prices across all segments. Currency was a small headwind in the quarter. Fourth quarter net income was $142 million, or $0.81 per diluted share, inclusive of a $33 million charge related to Fayetteville. Adjusted EBITDA for the fourth quarter 2018 was $341 million in comparison to $394 million in the previous year’s record fourth quarter, a result of lower volumes and higher raw material costs year-over-year.

EXHIBIT 99.1

Fluoroproducts

Fluoroproducts segment sales for 2018 were $2.9 billion, an 8 percent increase versus the prior year. Strong adoption of Opteon™ refrigerants and increased demand for fluoropolymers products drove higher segment volumes. Higher average prices of fluoropolymer products and base refrigerants were partially offset by lower average price of Opteon™ mobile refrigerants. These factors contributed to a 17 percent increase in segment Adjusted EBITDA to $783 million in comparison to $669 million in 2017.

Fluoroproducts segment sales in the fourth quarter were $649 million in comparison to $656 million in the prior-year quarter. Lower demand for base refrigerants and the impact of supply constraints in fluoropolymers offset higher demand for Opteon™ refrigerants, resulting in a modest volume decline versus last year’s fourth quarter. Price was favorable on a year-over-year basis driven by improved price for most fluoropolymer products. Segment Adjusted EBITDA of $164 million improved 3 percent versus the prior-year quarter, on higher other income.

Chemical Solutions

For the full year 2018, Chemical Solutions segment sales were $602 million, a 5 percent improvement versus the prior year, a result of improved pricing for all product lines. Higher demand for Mining Solutions products was partially offset by lower volume for Performance Chemicals & Intermediates products. These factors contributed to a 12 percent increase in segment Adjusted EBITDA to $64 million in comparison to $57 million in 2017.

In the fourth quarter 2018, Chemical Solutions segment sales were $149 million, an 11 percent increase versus the prior-year quarter. Higher demand for Mining Solutions products was somewhat offset by lower volumes in Performance Chemicals & Intermediates. Higher average price was realized across the entire segment. Fourth quarter 2018 segment Adjusted EBITDA was $14 million in comparison to $20 million in the prior year quarter, as improved volume and price were more than offset by lower licensing income and higher production costs in comparison to last year’s fourth quarter.

Titanium Technologies

Titanium Technologies segment sales for the full year were $3.2 billion, an increase of 7 percent versus the prior-year, driven by increased global average selling prices for Ti-Pure™ titanium dioxide, which was partially offset by lower volume in comparison to 2017. These factors contributed to a 22 percent increase in segment Adjusted EBITDA to $1.1 billion in comparison to $862 million in 2017.

Titanium Technologies segment sales in the fourth quarter were $666 million versus $785 million in the prior-year quarter. This decrease was a result of lower volumes of Ti-Pure™ titanium dioxide. Global average selling prices were higher in comparison to last year’s fourth quarter due to previously communicated price announcements. On a sequential basis, average local price was flat in comparison to the third quarter of 2018. Segment Adjusted EBITDA was $199 million, in comparison to $261 million in last year’s record fourth quarter. Results were driven by lower volume and higher raw material costs somewhat offset by global average selling prices for Ti-Pure™ titanium dioxide.

Corporate and Other

Corporate and Other represented a $162 million offset to Adjusted EBITDA for the full year 2018 versus a $166 million offset in the prior year, primarily a result of lower environmental costs. Corporate and Other in the fourth quarter 2018 represented a $36 million offset to Adjusted EBITDA, versus a $46 million offset in the prior-year quarter. This decrease was primarily related to lower environmental and litigation costs.

The company realized an adjusted effective tax rate of approximately 18 percent for the 2018 fiscal year and 17 percent for the quarter. The company expects its adjusted effective tax rate for the full-year 2019 to be within a range of 18 to 20 percent, reflecting the company’s anticipated geographic mix of earnings and the impact of US tax reform.

EXHIBIT 99.1

Liquidity

As of December 31, 2018, gross consolidated debt was $4.0 billion. Debt, net of $1.2 billion cash, was $2.8 billion, resulting in a net leverage ratio of approximately 1.6 times on a trailing twelve-month basis.

For the full-year 2018, cash provided by operating activities was $1.1 billion, a 78 percent increase versus $640 million in 2017, which included the PFOA MDL settlement payment made in 2017. Capital expenditures for 2018 were $498 million in comparison to $411 million in full-year 2017. Full-year 2018 Free Cash Flow of $642 million represents a $78 million improvement versus the prior-year Free Cash Flow of $564 million, excluding the PFOA MDL settlement payment made in 2017.

Cash provided by operating activities for the fourth quarter of 2018 was $259 million, versus $303 million in the prior year quarter. Capital expenditures for the fourth quarter 2018 were $154 million, versus $165 million in last year’s fourth quarter. Free Cash Flow for the fourth quarter 2018 was $105 million versus the prior-year quarter of $138 million.

Outlook

The company expects to deliver 2019 Adjusted EBITDA within a range of $1.35 to $1.6 billion. Capital expenditures are expected to be approximately $500 million, with Free Cash Flow of greater than $550 million.  The company expects Adjusted EPS of between approximately $4.00 and $5.05 per share.

“Our outlook for 2019 reflects continued top line and bottom line secular growth across both Fluoroproducts and Chemicals Solutions. We expect that this growth will be offset by a weaker outlook for Ti-Pure™ titanium dioxide volume in the first half of the year,” Vergnano concluded. “The company remains focused on executing its business strategies, generating significant Free Cash Flow and delivering on its capital allocation plan which we believe will unlock significant shareholder value over time.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast on Friday, February 15, 2019 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours investor website.

EXHIBIT 99.1

About The Chemours Company

The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry.  Chemours is a global leader in fluoroproducts, chemical solutions, and titanium technologies, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations.  Chemours ingredients are found in refrigeration and air conditioning, mining and general industrial manufacturing, plastics and coatings.  Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™, Freon™ and Nafion™.  Chemours has approximately 7,000 employees and 28 manufacturing sites serving approximately 3,700 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.  For more information please visit chemours.com, or follow us on Twitter @Chemours, or LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Effective Tax Rate, Return on Invested Capital (ROIC) and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Effective Tax Rate, ROIC and Net Leverage Ratio to evaluate the company’s performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the company’s website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," “will,” "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance, business plans, prospects, targets, goals and commitments, capital investments and projects, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, and our outlook for net sales, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Effective Tax Rate, and Return on Invested Capital (ROIC), all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Annual Report on Form 10-K for the year ended December 31, 2018. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS

Jonathan Lock

VP, Corporate Development and Investor Relations

+1.302.773.2263

investor@chemours.com

NEWS MEDIA

Alvenia Scarborough

Sr. Director of Corporate Communications and Brand Marketing

+1.302.773.4507

media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations

(Dollars in millions, except per share amounts)

	Year Ended December 31,
	2018	2017	2016
Net sales	$6,638	$6,183	$5,400
Cost of goods sold	4,667	4,438	4,297
Gross profit	1,971	1,745	1,103
Selling, general, and administrative expense	657	626	946
Research and development expense	82	81	81
Restructuring, asset-related, and other charges	49	57	170
Total other operating expenses	788	764	1,197
Equity in earnings of affiliates	43	33	29
Interest expense, net	(195)	(214)	(219)
(Loss) gain on extinguishment of debt	(38)	(1)	6
Other income, net	162	113	267
Income (loss) before income taxes	1,155	912	(11)
Provision for (benefit from) income taxes	159	165	(18)
Net income	996	747	7
Less: Net income attributable to non-controlling interests	1	1	—
Net income attributable to Chemours	$995	$746	$7
Per share data
Basic earnings per share of common stock	$5.62	$4.04	$0.04
Diluted earnings per share of common stock	5.45	3.91	0.04

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$1,201	$1,556
Accounts and notes receivable, net	861	919
Inventories	1,147	935
Prepaid expenses and other	84	83
Total current assets	3,293	3,493
Property, plant, and equipment	8,992	8,511
Less: Accumulated depreciation	(5,701)	(5,503)
Property, plant, and equipment, net	3,291	3,008
Goodwill and other intangible assets, net	181	166
Investments in affiliates	160	173
Other assets	437	453
Total assets	$7,362	$7,293
Liabilities
Current liabilities:
Accounts payable	$1,137	$1,075
Current maturities of long-term debt	13	15
Other accrued liabilities	559	558
Total current liabilities	1,709	1,648
Long-term debt, net	3,959	4,097
Deferred income taxes	217	208
Other liabilities	457	475
Total liabilities	6,342	6,428
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 187,204,567 shares issued and 170,780,474 shares outstanding at December 31, 2018; 185,343,034 shares issued and 182,956,628 shares outstanding at December 31, 2017)	2	2
Treasury stock at cost (16,424,093 shares at December 31, 2018; 2,386,406 shares at December 31, 2017)	(750)	(116)
Additional paid-in capital	860	837
Retained earnings	1,466	579
Accumulated other comprehensive loss	(564)	(442)
Total Chemours stockholders’ equity	1,014	860
Non-controlling interests	6	5
Total equity	1,020	865
Total liabilities and equity	$7,362	$7,293

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows

(Dollars in millions)

	Year Ended December 31,
	2018	2017	2016
Cash flows from operating activities
Net income	$996	$747	$7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	284	273	284
Asset-related charges	4	3	124
Gain on sales of assets and businesses	(45)	(22)	(254)
Equity in earnings of affiliates, net	18	(33)	(12)
Loss (gain) on extinguishment of debt	38	1	(6)
Amortization of debt issuance costs and issue discounts	11	13	16
Deferred tax provision (benefit)	23	83	(111)
Other operating charges and credits, net	17	41	62
Decrease (increase) in operating assets:
Accounts and notes receivable, net	47	(88)	5
Inventories and other operating assets	(297)	(208)	147
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	44	(170)	332
Cash provided by operating activities	1,140	640	594
Cash flows from investing activities
Purchases of property, plant, and equipment	(498)	(411)	(338)
Acquisition of business, net	(37)	—	—
Proceeds from sales of assets and businesses, net	46	39	708
Investments in affiliates	—	—	(1)
Foreign exchange contract settlements, net	2	2	(12)
Cash (used for) provided by investing activities	(487)	(370)	357
Cash flows from financing activities
Proceeds from issuance of debt, net	520	495	—
Debt repayments	(679)	(27)	(381)
Payments related to extinguishment of debt	(29)	(1)	—
Payments of debt issuance costs	(12)	(6)	(4)
Purchases of treasury stock, at cost	(644)	(106)	—
Proceeds from exercised stock options, net	16	31	11
Payments related to tax withholdings on vested restricted stock units	(17)	(12)	—
Payments of dividends	(148)	(22)	(22)
Cash (used for) provided by financing activities	(993)	352	(396)
Effect of exchange rate changes on cash and cash equivalents	(15)	32	(19)
(Decrease) increase in cash and cash equivalents	(355)	654	536
Cash and cash equivalents at January 1,	1,556	902	366
Cash and cash equivalents at December 31,	$1,201	$1,556	$902
Supplemental cash flows information
Cash paid during the year for:
Interest, net of amounts capitalized	$206	$208	$208
Income taxes, net of refunds	75	79	50
Non-cash investing and financing activities:
Changes in property, plant, and equipment included in accounts payable	$37	$(14)	$(12)
Obligations incurred under build-to-suit lease arrangement	47	8	—
Purchases of treasury stock not settled by year-end	—	10	—
Dividends accrued but not yet paid	—	31	—

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
	Three Months Ended			Ended	Sequential
	December 31,		Increase /	September 30,	Increase /
	2018	2017	(Decrease)	2018	(Decrease)
Fluoroproducts	$649	$656	$(7)	$682	$(33)
Chemical Solutions	149	134	15	155	(6)
Titanium Technologies	666	785	(119)	791	(125)
Total Net Sales	$1,464	$1,575	$(111)	$1,628	$(164)

Segment Adjusted EBITDA				Three Months
	Three Months Ended			Ended	Sequential
	December 31,		Increase /	September 30,	Increase /
	2018	2017	(Decrease)	2018	(Decrease)
Fluoroproducts	$164	$159	$5	$182	$(18)
Chemical Solutions	14	20	(6)	24	(10)
Titanium Technologies	199	261	(62)	268	(69)
Corporate and Other	(36)	(46)	10	(39)	3
Total Adjusted EBITDA	$341	$394	$(53)	$435	$(94)

Adjusted EBITDA Margin	23%	25%		27%

Quarterly Change in Net Sales from December 31, 2017
		Percentage	Percentage Change Due To
	December 31, 2018 Net Sales	Change vs. December 31, 2017	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,464	(7)%	4%	(10)%	(1)%	—%

Fluoroproducts	$649	(1)%	2%	(1)%	(2)%	—%
Chemical Solutions	149	11%	10%	2%	(1)%	—%
Titanium Technologies	666	(15)%	5%	(19)%	(1)%	—%

Quarterly Change in Net Sales from September 30, 2018
		Percentage	Percentage Change Due To
	December 31, 2018 Net Sales	Change vs. September 30, 2018	Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,464	(10)%	2%	(11)%	(1)%	—%

Fluoroproducts	$649	(5)%	—%	(4)%	(1)%	—%
Chemical Solutions	149	(4)%	16%	(19)%	(1)%	—%
Titanium Technologies	666	(16)%	—%	(16)%	—%	—%

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Adjusted EBITDA and Adjusted Net Income to GAAP Net Income Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represent the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related charges, and other charges, net; asset impairments; (gains) losses on sale of business or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Net income attributable to Chemours	$142	$228	$275	$995	$746
Non-operating pension and other post-retirement employee benefit income	(9)	(10)	(4)	(27)	(34)
Exchange (gains) losses, net	(5)	—	6	(1)	(3)
Restructuring, asset-related, and other charges	18	26	12	49	57
Loss on extinguishment of debt	—	—	—	38	1
Gain on sales of assets and businesses (1)	—	(8)	—	(45)	(22)
Transaction costs (2)	—	—	—	9	3
Legal charges (3)	36	—	33	82	9
Other charges	1	—	1	1	12
Adjustments made to income taxes (4)	13	(3)	(41)	(41)	(25)
Benefit from income taxes relating to reconciling items (5)	(11)	(4)	(11)	(26)	(14)
Adjusted Net Income	185	229	271	1,034	730
Net income attributable to non-controlling interests	—	—	—	1	1
Interest expense, net	47	54	47	195	214
Depreciation and amortization	71	69	71	284	273
All remaining provision for income taxes	38	42	46	226	204
Adjusted EBITDA	$341	$394	$435	$1,740	$1,422
(1)

The year ended December 31, 2018, includes gains of $3 and $42 associated with the sales of the Company’s East Chicago, Indiana and Linden, New Jersey sites, respectively. The year ended December 31, 2017 includes gains of $13 and $12 associated with the sale of the Company’s land in Repauno, New Jersey that was previously deferred and realized upon meeting certain milestones, and for the sale of its Edge Moor, Delaware plant site, respectively, net of certain losses on other disposals

(2)	Includes costs associated with the Company’s debt transactions, as well as accounting, legal, and bankers’ transaction costs incurred in connection with its strategic initiatives.
(3)

Includes litigation settlements, PFOA drinking water treatment accruals, and other legal charges. The year ended December 31, 2018 included $63 in additional charges for the estimated liability associated with the Company’s Fayetteville, North Carolina site, which was included as a component of selling, general, and administrative expense in its consolidated statements of operations.

(4)

Includes the removal of certain discrete income tax impacts within the Company’s provision for income taxes. For the year ended December 31, 2018, the Company’s adjustments to income taxes included the following: $18 in benefit, primarily attributable to the filing of the Company’s 2017 U.S. tax return; $15 in benefit from the release of a valuation allowance against the Company’s foreign tax credits due to changes in normal business operations; $14 in benefit from windfalls on the Company’s share-based payments; $4 in benefit resulting from unrealized losses on foreign exchange rates related to toll charges under U.S. tax reform; and, $7 in expense due to the tax implications of foreign exchange gains and losses. For the year ended December 31, 2017, the Company’s adjustments to income taxes included the following: $20 in benefit from windfalls on the Company’s share-based payments; $6 in benefit from the reversal of a reserve for uncertain tax positions; $3 in benefit from the net impact of U.S. tax reform; and, $5 in expense due to the tax implications of foreign exchange gains and losses.

(5)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and include both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

Adjusted Earnings per Share to GAAP Earnings per Share Reconciliation

Adjusted earnings per share (EPS) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Numerator:
Net income attributable to Chemours	$142	$228	$275	$995	$746
Adjusted Net Income	185	229	271	1,034	730
Denominator:
Weighted-average number of common shares outstanding - basic	171,641,788	185,445,024	176,489,881	176,968,554	184,844,106
Dilutive effect of the Company's employee compensation plans	4,740,652	6,553,935	5,387,244	5,603,467	6,139,885
Weighted-average number of common shares outstanding - diluted	176,382,440	191,998,959	181,877,125	182,572,021	190,983,991

Earnings per share - basic	$0.83	$1.23	$1.56	$5.62	$4.04
Earnings per share - diluted	0.81	1.19	1.51	5.45	3.91
Adjusted earnings per share - basic	1.08	1.23	1.54	5.85	3.95
Adjusted earnings per share - diluted	1.05	1.19	1.49	5.67	3.82

2019 Estimated Adjusted EBITDA and Estimated Adjusted EPS to Estimated GAAP Net Income Reconciliation (*)

	Year Ended December 31, 2019
	Low	High
Net income attributable to Chemours	$675	$855
Restructuring, asset-related, and other charges	15	25
Adjusted Net Income	690	880
Interest expense, net	210	225
Depreciation and amortization	295	295
Provision for income taxes	155	200
Adjusted EBITDA	$1,350	$1,600

Weighted-average number of common shares outstanding - basic (1)	168	168
Dilutive effect of the Company's employee compensation plans (1,2)	6	6
Weighted-average number of common shares outstanding - diluted (1,2)	174	174

Basic earnings per share of common stock	$4.03	$5.10
Diluted earnings per share of common stock (2)	3.89	4.93
Adjusted basic earnings per share of common stock	4.12	5.25
Adjusted diluted earnings per share of common stock (2)	3.98	5.07
(1)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect results for the year ended December 31, 2018, which are carried forward for the projection period and updated for the estimated impacts of the Company’s 2018 share repurchases and those repurchased through February 2019 and other activity on a weighted-average basis.

(2)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)

(Dollars in millions)

Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Reconciliation

Free Cash Flow is defined as cash flow provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018	2017
Cash flow provided by operating activities (1)	$259	$303	$342	$1,140	$640
Less: Purchases of property, plant, and equipment	(154)	(165)	(116)	(498)	(411)
Free Cash Flow	$105	$138	$226	$642	$229
(1)	Cash flow provided by operating activities for the year ended December 31, 2017 includes $335 in payments related to the PFOA MDL Settlement.

2019 Estimated Free Cash Flow to GAAP Cash Flow Provided by Operating Activities Reconciliation (*)

(Estimated)
Year Ended December 31,
2019
Cash flow provided by operating activities	$ > 1,050
Less: Purchases of property, plant, and equipment	~ (500)
Free Cash Flow	$ > 550
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (ROIC) is defined as Adjusted EBITDA, less depreciation and amortization (Adjusted EBIT), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Year Ended December 31,
	2018	2017
Adjusted EBITDA (1)	$1,740	$1,422
Less: Depreciation and amortization	(284)	(273)
Adjusted EBIT	1,456	1,149

Total debt	3,972	4,112
Total equity	1,020	865
Less: Cash and cash equivalents	(1,201)	(1,556)
Invested capital, net	$3,791	$3,421

Average invested capital (2)	$3,717	$3,157

Return on Invested Capital	39.2%	36.4%
(1)	See the reconciliation of Adjusted EBITDA to net income above.
(2)	Average invested capital is based on a five-point trailing average of invested capital, net.